Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sonida Senior Living, Inc. pertaining to the 2019 Omnibus Stock and Incentive Plan for Sonida Senior Living, Inc. of our report dated April 15, 2022, with respect to the consolidated financial statements of Sonida Senior Living, Inc. as of December 31, 2021 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 23, 2023